EXHIBIT 5


                                     [LETTERHEAD]


                                          September 19, 2000


Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, NW
Washington, DC 20549



         Re:  Dynasil Corporation of America
              REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      We have acted as counsel to Dynasil Corporation of America, a New Jersey corporation (the "Company"), in connection with the registration of 650,000 shares of common stock, $.0005 par value (the "Shares"), with the Securities and Exchange Commission (the "Commission") under the Securities
Act of 1933, as amended (the "1933 Act") pursuant to a registration statement on Form S-8 (the "Registration Statement"). The Shares are registered on behalf of the Company; and 450,000 of such shares will be issued pursuant to the Company's 1996 Stock Incentive Plan; 150,000 of such shares will be issued pursuant to the Company's 1999 Stock Incentive Plan; and 50,000 of such shares will be issued pursuant to the Company's Employee Stock Purchase Plan (collectively, the "Plans").

         This opinion is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-B under the 1933 Act.

         As counsel to the Company, we have examined such documents and records as we deemed appropriate.

         In rendering this opinion, we have relied, as to matters of fact, upon representations and certificates of officers and employees of the Company, and communications from, government authorities and public officials; and we have assumed the genuineness of signatures of all persons signing any documents, the authority of all persons signing any document, the authority of all governmental authorities and public officials, the truth and accuracy of all matters of fact set forth in all certificates furnished to us, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies.

         Based upon the foregoing, we are of the opinion that the Shares issuable upon exercise of options issued under the Plans, when issued and delivered upon exercise of such options in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

         This opinion is solely for your information in connection with the offer and sale of the Shares by the Company, and is not, without the prior written consent of this firm, to be quoted in full or in part or otherwise referred to in any documents nor to be filed with any governmental agency or other persons, other than with the Commission and various state securities administrators in connection with the qualification of the Shares, to which reference and filings we hereby consent. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.


                                  Very truly yours,

                                  STEPHEN M. ROBINSON, P.A.

                                  /s/ Stephen M. Robinson

                                  BY:  Stephen M. Robinson